Exhibit 99.1

Wayside Technology Group, Inc. Reports 2014 First Quarter Results

and Declares Quarterly Dividend

Q1 2014:
Revenue:	$71.7 million
Income from operations:	$1.5 million
Net income:	$1.1 million
Diluted earnings per share:	$0.23 per share

Dividend declared - $0.17 per share

SHREWSBURY, NJ, April 24, 2014 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the first quarter ended March 31, 2014.  The results will be discussed in a conference call to be held on Friday, April 25, 2014 at 10:00 a.m. EST.  The dial-in telephone number is (866) 793-1341 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s Web site at www.waysidetechnology.com/earnings-call.

“I am pleased to report solid financial results for Q1 2014. Overall, revenue increased 9% and income from operations increased 7% over the same period last year. Key metrics — revenue, income from operations and net income — all showed improvement compared to Q1 2013,” said Simon F. Nynens, Chairman and Chief Executive Officer.

“In addition, we are pleased to announce that Bill Botti has joined the Company as Executive Vice President, effective April 21, 2014.  Mr. Botti, a recognized industry leader, brings a wealth of sales and channel experience and many valuable relationships that we hope to leverage to help take the growth and development of Wayside to the next level,” said Mr. Nynens.

Cash and long term receivables amounted to $21.3 million, representing 59% of equity as of March 31, 2014. Working capital amounted to $25.7 million, representing 71% of equity as of March 31, 2014.

Net sales for the first quarter ended March 31, 2014 increased 9% or $5.8 million to $71.7 million compared to $66.0 million for the same period in 2013. Total sales for the first quarter of 2014 for our Lifeboat Distribution segment were $59.3 million compared to $53.9 million in the first quarter of 2013, representing an increase of $5.4 million or 10%. Total sales for the first quarter of 2014 for our TechXtend segment were $12.5 million compared to $12.1 million in the first quarter of 2013, representing an increase of $0.4 million or 3%.

The 10% increase in net sales for the Lifeboat Distribution segment was mainly a result of the strengthening of our account penetration, our continued focus on the expanding virtual infrastructure-centric business and the addition of several key product lines. The 3% increase in net sales in the TechXtend segment was primarily due to an increase in extended payment terms sales transactions as compared to the first quarter ended March 31, 2013.

Gross Profit for the first quarter ended March 31, 2014 was $5.5 million, a 4% increase as compared to $5.3 million for the first quarter of 2013. Gross profit for our Lifeboat segment in the first quarter of 2014 was $4.1 million compared to $3.8 million for the first quarter of 2013. Gross profit for our

TechXtend segment in the first quarter of 2014 was $1.4 million compared to $1.5 million for the first quarter of 2013, representing an 8% decrease. Although TechXtends’s net sales increased, its gross profit decreased primarily due to a decrease in rebates earned in the TechXtend segment in the current quarter compared to the first quarter of 2013.

Gross profit margin (gross profit as a percentage of net sales) for the first quarter ended March 31, 2014 was 7.7% compared to 8.1% for the first quarter of 2013.  Gross profit margin for our Lifeboat Distribution segment for the first quarter of 2014 was 6.9% compared to 7.0% for the first quarter of 2013. This slight decrease in gross profit margin for the Lifeboat Distribution segment was primarily caused by competitive pricing pressure. Gross profit margin for our TechXtend segment for the first quarter of 2014 was 11.4% compared to 12.7% for the first quarter of 2013. The decrease in gross profit margin for the TechXtend segment was primarily caused by our product mix and a decrease in rebates earned during the current year.

The Company monitors gross profits and gross profit margins carefully.  Price competition in our market persisted in 2014. We anticipate that margins, as well as discounts and rebates, will continue to be under pressure in the near future.

Total selling, general, and administrative (“SG&A”) expenses for the first quarter of 2014 were $4.0 million compared to $3.9 million for the first quarter of 2013.

For the three months ended March 31, 2014, the Company recorded a provision for income taxes of $545,000 or 34.0% of income, compared to $511,000 or 33.4% of income for the same period in 2013.

Net income and diluted earnings per share for the first quarter of 2014 were $1.1 million and $0.23, respectively, compared to $1.0 million and $0.22, respectively for the first quarter of 2013.

On April 23, 2014, the Board of Directors declared a quarterly dividend of $.17 per share of its common stock payable May 16, 2014 to shareholders of record on May 6, 2014.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Acronis, Bluebeam Software, CA Technologies, Datawatch, Dell/Dell Software, Flexera Software, Hewlett Packard, Infragistics, Intel Software, JetBrains, Lenovo, Microsoft, Mindjet, Samsung, SAP/Sybase, SmartBear, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Telerik, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

Investor Relations Contact:

Kevin Scull, Vice President Accounting

Wayside Technology Group, Inc.

(732) 389-0932

kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	March 31, 2014	December 31, 2013
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$11,718	$19,609
Accounts receivable, net	57,116	60,796
Inventory, net	1,233	1,315
Prepaid expenses and other current assets	1,206	2,117
Deferred income taxes	230	218
Total current assets	71,503	84,055

Equipment and leasehold improvements, net	334	324
Accounts receivable long-term	9,555	10,006
Other assets	160	159
Deferred income taxes	216	216

Total assets	$81,768	$94,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$45,808	$60,039
Total current liabilities	45,808	60,039

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,766,774 and 4,653,293 shares outstanding , respectively	53	53
Additional paid-in capital	29,507	28,791
Treasury stock, at cost, 517,726 and 631,207 shares, respectively	(6,484)	(7,017)
Retained earnings	12,967	12,695
Accumulated other comprehensive (loss) income	(83)	199
Total stockholders’ equity	35,960	34,721
Total liabilities and stockholders’ equity	$81,768	$94,760

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

	Three months ended
	March 31,
	2014	2013
	(Unaudited)
Revenues
Lifeboat segment	59,259	53,869
TechXtend segment	12,471	12,111
Total Revenue	$71,730	$65,980

Cost of sales
Lifeboat segment	55,143	50,097
TechXtend segment	11,049	10,570
Total Cost of sales	66,192	60,667

Gross Profit	5,538	5,313

Operating expenses
Selling costs	2,025	1,994
Share- based compensation expense	327	271
Other general and administrative expenses	1,693	1,652
Total Selling, general and administrative expenses	4,045	3,917

Income from operations	1,493	1,396

Interest, net	123	130
Foreign currency transaction (loss) gain	(12)	5
Income before provision for income taxes	1,604	1,531
Provision for income taxes	545	511

Net income	$1,059	$1,020

Income per common share - Basic	$0.23	$0.23
Income per common share - Diluted	$0.23	$0.22

Weighted average common shares outstanding - Basic	4,538	4,477
Weighted average common shares outstanding - Diluted	4,615	4,602